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                                                                   EXHIBIT 10.49


August 9, 1999


Randy Bachmeyer

Dear Randy:

MessageMedia, Inc. ("MessageMedia" or the "Company") is pleased to offer you the position of Director of Software Engineering on the terms and conditions stated in this letter upon closing of the acquisition with Revnet Systems, Inc. ("Revnet"). Of course, MessageMedia may change your position and duties from time to time as it deems necessary. If you accept this offer, we would like for you to begin work with MessageMedia as soon as possible. You will report directly to Stuart Obermann, VP of Commercial Software Products.

Your initial rate of compensation will be $145,000 per year, less payroll deductions and all required withholdings, paid on the Company's regular pay periods. You will be eligible for all fringe benefits presently offered and offered in the future to MessageMedia employees and senior executives who are similarly situated. Details about such benefits are available for your review. MessageMedia may modify your compensation and benefits, as it deems necessary.

In addition to your base salary, you will be eligible to earn an annual performance bonus with a target of 30% of your base salary less applicable taxes, based upon performance targets to be defined by the CEO and will be paid on a calendar basis.

You will be entitled to four weeks of paid vacation during your first year of service which shall begin accruing monthly upon commencement of employment. You will be eligible to use your accrued vacation after your first thirty (30) days of employment in accordance with the Company's policies.

Should you accept this offer, your employment with MessageMedia will not be for a specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time, for any reason or no reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and MessageMedia concerning the nature and duration of your employment. Though your job duties, title, compensation and benefits may change over time and you may be subject to incremental discipline that doesn't include a termination, none of these events changes our agreement that you are an "at will" employee. The "at will" nature of your employment with MessageMedia can only be changed in a writing signed by you and the President of the Company.

Notwithstanding the at-will nature of your employment, if the Company terminates your employment without "cause" at any time, or your responsibilities and pay are greatly reduced, then upon your furnishing to the Company an executed waiver and release form (a form of which is attached as Appendix D), your unvested options that were assumed by the Company in
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connection with the Company's acquisition of Revnet will be accelerated. If you resign or your employment is terminated for "cause", all compensation and benefits will cease immediately upon your last day of employment and you will receive no severance benefits. Vesting of your options will stop immediately and you will have our standard ninety days to exercise those options. For purposes of this letter agreement, the definition of "cause" shall be limited to the occurrence of any of the following events: (i) your engaging or in any manner participating in an activity which is intentionally and materially injurious to the Company; (ii) your commission of any fraud or embezzlement against the Company; (iii) your conviction of any crime involving dishonesty or moral turpitude; (iv) conduct by you which in good faith and reasonable determination of the Board demonstrates gross unfitness to serve; or (v) your incurable material breach of any element of the Company's Proprietary Information and Inventions Agreement, including without limitation, your theft or other misappropriation of the Company's proprietary information.

During your employment with the Company and for nine (9) months thereafter, you agree that you will not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as an advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete in a material way with the products or proposed products of MessageMedia at the time of termination. While employed by the Company and for nine (9) months thereafter, you also agree that in order to protect the Company's confidential and proprietary information from unauthorized use, that you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

One of the conditions of your employment with MessageMedia is the maintenance of the confidentiality of MessageMedia's proprietary and confidential information. Upon commencement of employment, you will be required to execute the Company's Proprietary Information and Inventions Agreement, attached hereto as Appendix A, the Company's Voice-Mail Policy Statement, attached hereto as Appendix B, and the E-Mail Policy Statement, attached hereto as Appendix C.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In the performance of your duties for the Company, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.


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As an employee of MessageMedia, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with, and to comply with, MessageMedia's policy prohibiting harassment and discrimination, and the policy concerning drugs and alcohol. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are looking forward to having you join MessageMedia, Inc. If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

Very truly yours,

MESSAGEMEDIA, INC.

-----------------------------                        ---------------------------
Larry Jones                                                   Date
President & Chief Executive Officer



ACCEPTANCE:


I have read, understand, and accept the foregoing terms and conditions of employment. I further understand my job duties, title, compensation and benefits may change over time without a written modification of this agreement. Further the "at will" term of my employment (i.e., my right and MessageMedia's right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified. I understand and agree that any contrary representations or agreements which may have been made to me are superseded by this offer and my acceptance of the same.

As further consideration for the offer of employment with MessageMedia that is contained in this offer letter and accepted by me, I agree to be bound by the following policies and procedures:

     1.  Appendix A - Proprietary Information and Inventions Agreement.
     2.  Appendix B - Voice-Mail Policy Statement.
     3.  Appendix C - E-Mail Policy Statement.
     4.  Appendix D - Waiver and Release


-----------------------------                        ---------------------------
Randy Bachmeyer                                         Date


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                                   APPENDIX A

                Proprietary Information and Inventions Agreement






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                                    EXHIBIT B

                               MESSAGEMEDIA, INC.

                         CONFLICT OF INTEREST GUIDELINES

         It is the policy of MESSAGEMEDIA, INC. (the "Company") to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following sets forth examples of potentially compromising situations which must be avoided but is not all inclusive of the types of conduct which may be considered a violation of this policy. Any violations of this policy must be reported to the President.

         1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Proprietary Information and Inventions Agreement elaborates on this principle and is a binding agreement.)

         2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

         3. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

         4. Initiating or approving any form of personal or social harassment of employees.

         5. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

         6. Borrowing from or lending to other employees, customers or suppliers.

         7. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

         8. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

         9. Making any unlawful agreement with distributors with respect to prices.

         10. Improperly using or authorizing the use of any inventions which are the subject of valid patent claims of any other person or entity.

         Each officer, employee and independent contractor must take appropriate action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this Conflict of Interest Policy may result in discharge without warning.


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                                   APPENDIX B

                               MESSAGEMEDIA, INC.

                           VOICE-MAIL POLICY STATEMENT


    1. The Company may maintain as part of its technology platform a voice-mail system. This system is provided to assist in the conduct of business within the Company.

    2. Voice-mail and the data stored on it are and remain at all times the property of the Company. As such, all voice-mail messages created, sent, and received are and remain the property of the Company.

    3. The Company reserves the right to retrieve and listen to any message composed, sent, or received. Please note that even when a message is deleted, it is still possible to recreate the message; therefore, ultimate privacy of messages cannot be guaranteed to anyone.

    4. Although voice-mail may accommodate the use of passwords for security, the reliability of such for maintaining confidentiality cannot be guaranteed. You must assume that any and all messages may be listened to by someone other than the intended or designated recipient. Moreover, all passwords must be made available to the Company. The reason for this is simple. Your voice-mail may need to be accessed by the Company when you are absent.

    5. Notwithstanding the Company's right to retrieve any voice-mail message, all messages sent by voice-mail are considered to be confidential, and as such are to be accessed only by the addressed recipient or by direction of the addressed recipient. Any exception to this policy must be approved by the Executive Committee.

    6. Employees learning of any misuse of the voice-mail system or violations of this policy shall notify General Counsel or Director of Human Resources.

    7. Voice-mail messages may not contain material that may reasonably be considered offensive or disruptive to any employee. Offensive content would include, but not be limited to, sexual comments, racial slurs, gender-specific comments, or any comments that might offend someone on account of his or her age, sex, sexual orientation, religious or political beliefs, national origin, race or disability.

    8. Any employee who violates this policy shall be subject to disciplinary action, up to and including termination.

                                   Appendix B

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                                   APPENDIX C

                               MESSAGEMEDIA, INC.

                             E-MAIL POLICY STATEMENT


1. The Company maintains as part of its technology platform an e-mail system. This system is provided to assist in the conduct of business both inside and outside of the Company.

2. All computers and the data stored on them are and remain at all times the property of the Company. As such, all e-mail messages composed, sent, and received are and remain the property of the Company.

3. The Company reserves the right to retrieve and read any message composed, sent, or received. Please note that even when a message is erased, it is still possible to recreate the message; therefore, ultimate privacy of messages cannot be guaranteed to anyone.

4. The Company reserves the right to retain any electronic message on the system.

5. Although e-mail may accommodate the use of passwords for security, the reliability of such for maintaining confidentiality cannot be guaranteed. You must assume that any and all messages may be read by someone other than the intended or designated recipient. Moreover, all passwords must be made available to the Company. The reason for this is simple. Your e-mail may need to be accessed by the Company when you are absent.

6. Notwithstanding the Company's right to retrieve and read any e-mail message, all messages sent by e-mail are considered to be confidential, and as such are to be read only by the addressed recipient or at the direction of the addressed recipient. Any exception to this policy must be approved by the Executive Committee.

7. Employees learning of any misuse of the e-mail system or violations of this policy shall notify General Counsel or Director of Human Resources.

8. E-mail messages may not contain material that may reasonably be considered offensive or disruptive to any employee. Offensive content would include, but not be limited to, sexual comments or images, racial slurs, gender-specific comments, or any comments that might offend someone on account of his or her age, sex, sexual orientation, religious or political beliefs, national origin, race or disability.

9. Any employee who violates this policy shall be subject to disciplinary action, up to and including termination.


                                   Appendix C

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                                   APPENDIX D

                               MESSAGEMEDIA, INC.

                          WAIVER AND RELEASE OF CLAIMS

In exchange for the severance payments provided for in my offer letter agreement (the "Agreement"), to which this form is attached, I hereby furnish MESSAGEMEDIA, INC. (the "Company") with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:                                          By:
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                                                  RANDY BACHMEYER



                                   Appendix D

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